Exhibit 99.1


Air & Water
Technologies Corporation                                         Press Release


CONTACT:  Bob Volland
            Air & Water Technologies
            (908) 685-4600


                                                         For Immediate Release
                                                         _____________________


                      AIR & WATER TECHNOLOGIES ANNOUNCES
                      INTERIM MANAGEMENT SUCCESSION PLAN


         BRANCHBURG, New Jersey, April 4, 1996 - Air & Water Technologies Corporation (AMEX:AWT), has announced an interim management succession plan in the wake of the tragic death of its Chairman and Chief Executive Officer, Claudio Elia. Mr. Elia was one of the business leaders accompanying U.S. Commerce Secretary Ron Brown on the trade mission to Bosnia and Croatia that ended yesterday in a devastating plane crash.

         Mr. Elia was appointed Chairman and Chief Executive Officer by Compagnie Generale des Eaux (CGE) in June, 1994. CGE, AWT's largest shareholder. is the world's largest water/environmental company. Mr. Elia is credited with "turning around" AWT through a series of sound management and marketing decisions. Those decisions included establishing three strong business units for AWT operations and forming a vital technology-sharing organization between AWT and CGE.

         CGE affirms its continuing commitment to AWT through the interim appointment of two of their key executives. A permanent successor to Mr. Elia will be named within a few months by AWT's Board of Directors. To that end, a search for an American successor to Mr. Elia is the highest priority.

         Jean-Dominique Deschamps, Executive Vice President of CGE and member of its Executive Committee, will assume the role of Chairman of the Board of AWT. Mr. Deschamps has been a strong supporter of AWT since 1990, when CGE first invested in AWT. Mr. Deschamps has been an active member of the AWT Board of Directors, serving not only as a key Board member but also a member of the Executive and Compensation and Stock Option Committees.

         Mr. Alain Houdaille will serve as AWT's Chief Executive Officer and will be nominated to AWT's Board of Directors at its annual meeting to fill the vacancy created by Mr. Elia's death. Mr. Houdaille, who has lived in the United States and has extensive worldwide marketing experience, will work out of the company's headquarters in Branchburg, N.J. Mr. Houdaille, CGE's Executive Vice President of Marketing for its worldwide water and wastewater businesses, has been intimately involved with AWT's strategic growth plan, beginning in 1984 with CGE's investment in the AWT subsidiary, Professional Services Group (PSG). PSG, which was acquired by AWT in 1994, is the nation's leading provider of operations and maintenance services for environmental treatment systems.

         Messrs Deschamps and Houdaille will work closely with the strong management team assembled by Mr. Elia to continue on the course he set.

         CGE's appointment of two of its top executives with strong backgrounds in environmental technology reflects its ongoing partnership with AWT to deliver world-class environmental solutions to the North American marketplace.

         Air & Water Technologies Corporation, through its operating units - Professional Services Group, Metcalf & Eddy and Research-Cottrell - provides a broad range of environmental and productivity improvement services and technologies to utility, industrial and governmental clients.